Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2022 FINANCIAL RESULTS

Zeeland, Michigan, January 27, 2023 - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection products, today reported financial results for the fourth quarter and calendar year ended December 31, 2022.

Fourth Quarter and Calendar Year 2022 Highlights:
•Net sales of $493.6 million for the fourth quarter of 2022, which was an increase of 18% versus the fourth quarter of 2021
•Net sales for calendar year 2022 of $1.92 billion was a new Company record and was up 11% year over year, compared to a 3% increase in light vehicle production in the Company's primary markets of Europe, North America, and Japan and Korea
•2022 Full Display Mirror® unit shipments grew by 49% year over year to 1.68 million units, despite significant supply chain issues
•Earnings per diluted share of $1.36 for calendar year 2022
•Cash returned to shareholders during 2022 totaled $227.0 million
◦$113.9 million in share repurchases (4.0 million shares)
◦$113.1 million in dividends

Fourth Quarter 2022
For the fourth quarter of 2022, the Company reported net sales of $493.6 million, an increase of 18% when compared to net sales of $419.8 million for the fourth quarter of 2021. The fourth quarter of 2022 revenue included cost recoveries from customers of approximately $15 million. Light vehicle production increased by 7% quarter over quarter in the Company's primary markets of North America, Europe, and Japan and Korea, which equates to an 11% revenue outperformance versus the Company's underlying markets.
The gross margin in the fourth quarter of 2022 was 31.2%, compared with a gross margin of 34.3% in the fourth quarter of 2021. The gross margin in the fourth quarter of 2022 was primarily

Exhibit 99.1
impacted by raw material cost increases, unfavorable product mix, and increased manufacturing costs stemming from labor cost increases and inefficiencies created by customer order volatility. The cost increases were partially offset by cost recoveries during the quarter. “The fourth quarter of 2022 produced sequential improvements in gross margin of 140 basis points versus the third quarter of 2022 as a result of customer cost recoveries during the quarter, as well as some improvements in leveraging fixed costs. However, margins in the quarter were negatively impacted by sales that came in below our original forecast for the quarter, unfavorable product mix, and increases in manufacturing costs,” said Gentex President and CEO, Steve Downing. "Heading into 2023, we continue to see strong demand for our products which should result in record revenue performance for the year, and will assist our ongoing efforts focused on margin recovery throughout 2023 and 2024. For the calendar year 2023, we expect margins to begin the year in the range of the fourth quarter of 2022 margin profile and then improve as the year progresses, ultimately ending at a weighted average margin of 32 to 33% for 2023," said Downing.
Operating expenses during the fourth quarter of 2022 were up 7% to $59.7 million, when compared to operating expenses of $56.0 million in the fourth quarter of 2021.
Income from operations for the fourth quarter of 2022 was $94.1 million, as compared to income from operations of $88.0 million for the fourth quarter of 2021.
During the fourth quarter of 2022, the Company had an effective tax rate of 9.7%, which was driven by provision-to-return adjustments, as well as increased benefits from the foreign derived intangible income deduction and discrete benefits from stock-based compensation.
In the fourth quarter of 2022 net income was $86.2 million, as compared to net income of $84.2 million in the fourth quarter of 2021.
Earnings per diluted share in the fourth quarter of 2022 were $0.37, as compared with earnings per diluted share of $0.35 in the fourth quarter of 2021.
Calendar Year 2022
For calendar year 2022, the Company’s net sales were $1.92 billion, which was an increase of 11% compared to net sales of $1.73 billion in calendar year 2021, and represented the highest annual sales in Company history. Light vehicle production in 2022 increased by 3% when compared to 2021 in

Exhibit 99.1
the Company's primary markets, but total revenue for the year outperformed the underlying market by 8% despite the many supply chain challenges and customer order volatility encountered during the year.
For calendar year 2022, the gross margin was 31.8%, compared to a gross margin of 35.8% for calendar year 2021. The largest impacts to gross margin on a year-over-year basis were increased raw material costs, increased manufacturing costs, higher freight and logistics costs, and certain previously agreed to annual customer price reductions.
For calendar year 2022, operating expenses increased 14% to $239.8 million, when compared to operating expenses of $209.9 million for calendar year 2021.
For calendar year 2022, the Company's effective tax rate was 13.8%, as compared to an effective tax rate of 13.3% for calendar year 2021.
Net income for calendar year 2022 was $318.8 million, down 12% compared to net income of $360.8 million in calendar year 2021.
Earnings per diluted share for calendar year 2022 were $1.36, compared to earnings per diluted share of $1.50 in calendar year 2021.
Segment Sales
Automotive net sales during the fourth quarter of 2022 were $482.9 million, as compared to $409.6 million in the fourth quarter of 2021. For calendar year 2022, Automotive net sales were $1.87 billion, which was a 10% increase over 2021.
Other net sales in the fourth quarter of 2022, which includes dimmable aircraft windows and fire protection products, were $10.7 million, an increase of 5% compared to Other net sales of $10.2 million in the fourth quarter of 2021. Fire protection sales increased by 37% for the fourth quarter of 2022, when compared to the fourth quarter of 2021. Other net sales for calendar year 2022 were $44.2 million, compared to Other net sales of $33.9 million in calendar year 2021. Fire protection sales in 2022 increased by 53% year over year, while dimmable aircraft windows were down 33% in 2022 compared to calendar year 2021. The Company expects that dimmable aircraft window sales will continue to be impacted until there is a meaningful recovery of the aerospace industry and the Boeing 787 production levels improve.

Exhibit 99.1
Share Repurchases
The Company repurchased 0.8 million shares of its common stock during the fourth quarter of 2022 at an average price of $27.17 per share. For the year ended December 31, 2022, the Company repurchased 4.04 million shares of its common stock at an average price of $28.19 per share for a total of $113.9 million. As of December 31, 2022, the Company has 20.8 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues (including the impact of the COVID-19 pandemic and electronics component shortages), market trends, and other factors that the Company deems appropriate.

Future Estimates
The Company’s current forecasts for light vehicle production for calendar year 2023 and 2024 are based on the S&P Global Mobility mid-January 2023 forecast for light vehicle production in North America, Europe, Japan/Korea, and China and are detailed in the table herein.
Based on the following light vehicle production forecasts for 2023 and 2024, the Company is providing certain annual guidance for 2023 and revenue guidance for 2024:

Light Vehicle Production (per S&P Global Mobility mid-January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2024	Calendar Year 2023	Calendar Year 2022	2024 vs. 2023 % Change	2023 vs. 2022 % Change
North America	15.8	15.1	14.3	5%	6%
Europe	17.5	16.5	15.7	6%	5%
Japan and Korea	11.4	11.7	11.1	(3)%	5%
China	28.1	26.6	26.3	6%	1%
Total Light Vehicle Production	72.8	69.9	67.4	4%	4%

2023 Guidance
Revenue	Approximately $2.2 billion
Gross Margin	32% - 33%
Operating Expenses (E,R&D and S,G&A)	$260 - $270 million
Estimated Annual Tax Rate	15% - 17%
Capital Expenditures	$200 - $225 million
Depreciation & Amortization	$100 - $110 million

Exhibit 99.1
     Additionally, based on the Company’s forecasts for light vehicle production for calendar year 2024, the Company currently expects calendar year 2024 revenue growth of approximately 10% above the 2023 revenue guidance.
"Calendar year 2022 will be remembered as a very difficult operating environment that was negatively impacted by customer order volatility, supply and component constraints, and cost inflation in raw components, labor, and almost every other facet of the business. As we look into 2023, we are working hard to make sure that this coming year will be remembered as the year where we broke through the 2-billion-dollar revenue threshold and continued the process of improving the margin profile of the business. While we fully anticipate continued margin pressure for the first half of 2023, we also expect that the margin will improve throughout the year, with the work done this year work setting the stage for further margin improvement opportunities throughout 2024. While there may be some lingering effects from supply and labor constraints that could limit global light vehicle production growth rates, we still believe our forecasted growth rate, in combination with our focus on cost control and other margin improvement efforts, will move us toward our targeted margin profile of 35 to 36 percent by the end of 2024. Our current model for the next two years includes an improving revenue environment driven by our product portfolio, as well as improving margins from a better supply environment and internal cost control. These factors, we believe, will result in record revenue and improved margin performance that should result in increasing shareholder returns over the next two years,” concluded Downing.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to

Exhibit 99.1
predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; and the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic and supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates.

Exhibit 99.1
Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast as of January 16, 2023 (http://www.gentex.com/forecast-disclaimer).

Fourth Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, January 27, 2023. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BI31d5c32209e14c9e87213a77f3b838d6 to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming at https://edge.media-server.com/mmc/p/7damf5u4. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2022	2021	% Change	2022	2021	% Change
North American Interior Mirrors	1,939	1,900	2%	8,384	7,743	8%
North American Exterior Mirrors	1,454	1,319	10%	5,986	5,664	6%
Total North American Mirror Units	3,393	3,219	5%	14,369	13,407	7%
International Interior Mirrors	5,020	4,215	19%	20,303	19,434	4%
International Exterior Mirrors	2,591	2,379	9%	9,516	8,984	6%
Total International Mirror Units	7,611	6,594	15%	29,819	28,417	5%
Total Interior Mirrors	6,959	6,115	14%	28,686	27,177	6%
Total Exterior Mirrors	4,045	3,698	9%	15,502	14,647	6%
Total Auto-Dimming Mirror Units	11,004	9,813	12%	44,188	41,824	6%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2022	2021	2022	2021
Net Sales	$493,647,571	$419,841,320	$1,918,958,043	$1,731,169,929
Cost of Goods Sold	339,813,384	275,930,403	1,309,143,858	1,111,462,082
Gross profit	153,834,187	143,910,917	609,814,185	619,707,847

Engineering, Research & Development	34,935,068	31,301,565	133,308,804	117,763,676
Selling, General & Administrative	24,781,407	24,650,638	106,499,255	92,162,193
Income from operations	94,117,712	87,958,714	370,006,126	409,781,978

Other Income	1,339,617	1,416,331	(283,050)	6,569,758
Income before Income Taxes	95,457,329	89,375,045	369,723,076	416,351,736

Provision for Income Taxes	9,289,000	5,195,650	50,965,724	55,554,504
Net Income	$86,168,329	$84,179,395	$318,757,352	$360,797,232

Earnings Per Share(1)
Basic	$0.37	$0.36	$1.36	$1.51
Diluted	$0.37	$0.35	$1.36	$1.50

Cash Dividends Declared per Share	$0.12	$0.12	$0.480	$0.480

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Cash and Cash Equivalents	$214,754,638	$262,311,670
Short-Term Investments	23,007,385	5,423,612
Accounts Receivable, net	276,493,752	249,794,906
Inventories	404,360,270	316,267,442
Other Current Assets	30,036,331	39,178,119
Total Current Assets	948,652,376	872,975,749

Plant and Equipment - Net	550,033,036	464,121,676

Goodwill	313,807,494	313,960,209
Long-Term Investments	153,906,005	207,693,147
Equity Method Investments	48,425,978	—
Intangible Assets	219,360,910	239,189,627
Patents and Other Assets	93,044,125	33,450,758
Total Other Assets	828,544,512	794,293,741

Total Assets	$2,327,229,924	$2,131,391,166

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$250,552,752	$181,656,100
Other Non-current Liabilities	10,884,351	11,746,599
Shareholders' Investment	2,065,792,821	1,937,988,467
Total Liabilities & Shareholders' Investment	$2,327,229,924	$2,131,391,166